Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES

PRIVATE OFFERING OF UNSECURED CONVERTIBLE SENIOR NOTES

New York, NY—January 18, 2011—Ares Capital Corporation (Nasdaq: ARCC) announced that it plans to make a private offering of $300 million aggregate principal amount of its Convertible Senior Notes due 2016.  Ares Capital also plans to grant the initial purchasers an option to purchase up to an additional $45 million principal amount of the Convertible Senior Notes to cover over-allotments, if any.  The Convertible Senior Notes will be offered only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) pursuant to Rule 144A under the Securities Act.

The Convertible Senior Notes are unsecured, expected to pay interest semiannually and will be convertible under specified circumstances based on a conversion rate to be determined.  Upon conversion, Ares Capital will pay or deliver, subject to the terms of the documents governing the Convertible Senior Notes, cash, shares of Ares Capital’s common stock or a combination of cash and shares of common stock, at Ares Capital’s election. Ares Capital will not have the right to redeem the Convertible Senior Notes prior to maturity. The Convertible Senior Notes will mature on February 1, 2016, unless repurchased or converted in accordance with their terms prior to such date.  The interest rate, conversion rate and other financial terms of the Convertible Senior Notes will be determined by negotiations between Ares Capital and the initial purchasers.

Ares Capital expects to use the net proceeds of this offering to repay or repurchase certain outstanding indebtedness and for general corporate purposes, which may include funding investments in its investment backlog and pipeline.

Neither the Convertible Senior Notes nor the common stock that may be issued upon conversion thereof will be registered under the Securities Act. Neither the Convertible Senior Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is not an offer to sell any securities of the Company and is not soliciting an offer to buy such securities in any state where such offer and sale is not permitted. It is issued pursuant to Rule 135c under the Securities Act.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein.

CONTACT

Carl Drake

Ares Capital Corporation

404-814-5204